Exhibit 10.01
MASTER SETTLEMENT AGREEMENT
          This Master Settlement Agreement (“Settlement Agreement”) is made by and among the undersigned Plaintiffs’ and Claimants’ Counsel and Matrixx Initiatives, Inc., Zicam LLC and other defendants identified in Schedule B (collectively “the Parties”). The Parties intend for this Settlement Agreement to fully, finally, and forever resolve, discharge and settle the claims between Plaintiffs and Claimants and Defendants.
RECITALS
          A. Plaintiffs and Claimants allege to have lost their sense of smell and/or taste from use of Zicam Cold Remedy and other products and allege that Defendants made misrepresentations and engaged in other wrongful acts concerning Zicam Cold Remedy and other products.
          B. Matrixx Initiatives, Inc., Zicam LLC and all other defendants deny all liability and wrongdoing in these actions.
          C. As of November 22, 2010, Defendants were aware of approximately one thousand and fourteen (1,014) Plaintiffs named in two hundred and eighty-three (283) cases pending nationwide against Defendants alleging that Plaintiffs lost their sense of smell and/or taste as a result of Zicam Cold Remedy and other products and that Defendants engaged in wrongful acts concerning Zicam Cold Remedy and other products. The vast majority of these claims are pending in the following proceedings:
               (1) In Re: Zicam Cold Remedy Products Liability, Marketing and Sales Practices Litigation, Federal Multi-District Litigation No. 2096, United States District Court for the District of Arizona;
               (2) Medel, David, et al. v. Matrixx Initiatives, Inc., et al., Case No. CV 2007- 020006, (Consolidated Proceeding), Superior Court of the State of Arizona, Maricopa County;
               (3) Matrixx Initiatives, Inc. Product Cases, Judicial Council Coordination Proceeding No. 4616, Superior Court of the State of California, San Francisco County.
          D. Defendants are further aware of approximately one thousand one hundred and twenty-seven (1,127) Claimants who are known to allegedly have claims but have yet to file a lawsuit.
TERMS OF SETTLEMENT
          Now, therefore, in consideration of the obligations and mutual promises set forth herein, it is agreed as follow:

     1. Definitions.
          1.1. The following definitions shall apply to this Settlement Agreement.
          1.2. “Claims Committee” means individuals to be appointed by Lead Plaintiffs’ Counsel who will be responsible for recommending to the Third Party Administrator the amount of Settlement Funds to be allocated to each Plaintiff and Claimant under the Settlement Program.
          1.3. “Effective Date” means the date that this Settlement Agreement is fully executed by all of the Parties.
          1.4. “Escrow Agent” means a Marshall & Ilsley Trust Company, N.A. The Escrow Agent shall be responsible for holding funds to be distributed pursuant to the Settlement Program.
          1.5. “Escrow Account” means an account at a financial institution to be managed by the Escrow Agent. Settlement Funds will be deposited by Defendants Matrixx Initiatives, Inc. and Zicam LLC into the Escrow Account as set forth in Paragraphs 4.1, 4.2, 4.3, 4.4 and 4.6 of this Settlement Agreement.
          1.6. “Lead Defense Counsel” means Charles Preuss and Alan Lazarus of Drinker Biddle & Reath LLP.
          1.7. “Lead Plaintiffs’ Counsel” means Lead MDL Counsel Charles Zimmerman of Zimmerman Reed P.L.L.P., Lead Counsel for California Plaintiffs Steven Skikos of Skikos, Crawford, Skikos, Koseph & Millican LLP and Lead Counsel for Arizona Plaintiffs Stephen Leshner of Stephen I. Leshner, P.C.
          1.8. “Notification Date” means the date that Lead Plaintiffs’ Counsel notifies Lead Defense Counsel pursuant to Paragraph 3.2 that the following has occurred: (a) ninety-seven percent (97%) of all Plaintiffs and Claimants identified in Revised Schedule A who used a Zicam Cold Remedy Nasal Gel dispensed with a single hole actuator pump have enrolled and agreed to participate in the Settlement Program and (b) ninety-four percent (94%) of all Plaintiffs and Claimants identified in Revised Schedule A who only used other Zicam products have enrolled and agreed to participate in the Settlement Program.
          1.9. “Plaintiffs and Claimants” means the individuals identified in Revised Schedule A who are known to have claims as of the Effective Date.
          1.10. “Plaintiffs’ and Claimants’ Counsel” means counsel who represent the Plaintiffs and Claimants identified on Revised Schedule A that are known as of [ the Effective Date.
          1.11. “Releasees” means all defendants who are being released as part of the Release attached hereto as Schedule D.

          1.12. “Settlement Funds” means the funds to be deposited by Defendants Matrixx Initiatives, Inc. and Zicam LLC under Paragraphs 4.1, 4.2, 4.3, 4.4 and 4.6 of this Settlement Agreement.
          1.13. “Settlement Program” means a program to be developed by Plaintiffs’ Counsel that provides for the distribution of Settlement Funds by a Third Party Administrator.
          1.14. “Third Party Administrator” means an entity or person to be selected by Lead Plaintiffs’ Counsel that will be responsible for allocating Settlement Funds based on the Settlement Program.
     2. Reconciliation of Schedule A
          2.1. This Settlement Agreement encompasses all Plaintiffs and Claimants known by Plaintiffs’ and Claimants’ Counsel as of the Effective Date.
          2.2. The names of all Plaintiffs and Claimants known by Defendants as of November 22, 2010 are identified on the attached Schedule A.
          2.3. Plaintiffs’ and Claimants’ Counsel shall verify that Plaintiffs and Claimants identified on Schedule A are still pursuing their claims and delete from Schedule A any individuals who are no longer pursuing a claim or are no longer represented by counsel. Plaintiffs’ and Claimants’ Counsel shall add to Schedule A any additional Plaintiffs or Claimants who become known to them up through the Effective Date of this Settlement Agreement.
          2.4. Lead Plaintiffs’ Counsel shall provide to Lead Defense Counsel a Revised Schedule A no later than 5:00 p.m. (Pacific Standard Time) on December 20, 2010 that includes one hundred percent of all Plaintiffs and Claimants known by Plaintiffs’ and Claimants’ Counsel as of the Effective Date. Revised Schedule A shall include the name of each Plaintiff or Claimant, the product used, the caption of the lawsuit, if any, and the name of the attorney or attorneys representing each Plaintiff or Claimant.
          2.5. In submitting Revised Schedule A to Defense Counsel pursuant to Paragraph 2.4, Lead Counsel for MDL Plaintiffs represent that they have communicated with all lawyers representing one or more Plaintiffs or Claimants on Revised Schedule A and that each of those lawyers have agreed to be bound by the terms of this Settlement Agreement and have confirmed that one hundred percent of all Plaintiffs and Claimants represented by his or her firm as of the Effective Date are to be included on Revised Schedule A.
          2.6. Defendants’ Right to Void and Cancel the Settlement Agreement Upon Reconciliation of Schedule A. If the number of Plaintiffs and Claimants on the Revised Schedule A contains three percent (3%) less than the number of Plaintiffs and Claimants identified on the original Schedule A attached hereto then Defendants have the right to void and cancel this Settlement Agreement in its entirety in their sole discretion. Lead Defense Counsel shall notify Lead Plaintiffs’ Counsel of any decision to void and cancel the

Settlement Agreement pursuant to this Paragraph no later than five (5) days after receiving Revised Schedule A.
     3. Scope of Settlement
          3.1. This Settlement Agreement encompasses all Plaintiffs and Claimants known by Plaintiffs’ and Claimants’ Counsel as of the Effective Date Each Plaintiff or Claimant known must be identified on Revised Schedule A and will be used to calculate whether the threshold requirements under Paragraph 3.2 are met.
          3.2. No later than 5:00 p.m. (Pacific Standard Time) on January 20, 2011, Lead Plaintiffs’ Counsel shall notify Lead Defense Counsel whether (a) ninety-seven percent (97%) of all Plaintiffs and Claimants who used a Zicam Cold Remedy Nasal Gel dispensed with a single hole actuator pump identified on Revised Schedule A have enrolled and agreed to participate in the Settlement Program and (b) ninety-four percent (94%) of all Plaintiffs and Claimants who only used other Zicam products identified on Revised Schedule A have enrolled and agreed to participate in the Settlement Program. The notice to be sent by Lead Plaintiffs’ Counsel to Lead Defense Counsel under this Paragraph shall identify by name each Plaintiff and Claimant who has agreed to participate in the Settlement Program and the product used.
          3.3. Defendants’ Right to Void and Cancel the Settlement Agreement If Thresholds Are Not Met. If either or both of the ninety-seven percent (97%) and ninety-four percent (94%) thresholds set forth in Paragraph 3.2 are not met by 5:00 p.m. (Pacific Standard Time) on January 20, 2011, Defendants have the right and option to void and cancel this Settlement Agreement in its entirety at their sole discretion.
     4. Funding of Settlement
          4.1. Defendant Matrixx Initiatives, Inc. and Zicam LLC will pay a total of no more than fifteen million five hundred thousand dollars ($15,500,000) to settle all claims of Plaintiffs and Claimants who enroll and agree to participate in the Settlement Program, subject to any deduction in payment of Settlement Funds set forth in Paragraph 4.6. These Settlement Funds include all costs, attorneys’ fees (including any common benefit fees) and other expenses and shall be paid pursuant to Paragraphs 4.2, 4.3, 4.4 and 4.6 below. In no event will Defendants be responsible for payment of additional settlement funds to settle these claims.
          4.2. Subject to Defendants’ right to void and cancel this Settlement Agreement pursuant to Paragraph 2.5,no later than seven (7) business days after Lead Defense Counsel receives Revised Schedule A, Defendants Matrixx Initiatives, Inc. and Zicam LLC will deposit eleven million five hundred thousand dollars ($11,500,000) into the Escrow Account to be managed by the Escrow Agent for purposes of distributing the Settlement Funds under the Settlement Program. In the event that the threshold number of Plaintiffs and Claimants set forth in Paragraph 3.2 do not agree to participate in the Settlement Program and the Defendants void and cancel this Settlement Agreement under Paragraph 3.3, the Escrow

Agent shall return Settlement Funds deposited under this Paragraph to Defendants Matrixx Initiatives, Inc. and Zicam LLC within five (5) business days.
          4.3. An additional two million dollars ($2,000,000) in Settlement Funds shall be deposited by Defendants Matrixx Initiatives, Inc. and Zicam LLC into the Escrow Account no later than eight months after the initial settlement payment is made pursuant to Paragraph 4.2. In the event that Defendants have exercised their right to void and cancel the Settlement Agreement pursuant to Paragraphs 2.5 or 3.3, no payment shall be made under this Paragraph.
          4.4. A final payment of two million dollars ($2,000,000) in Settlement Funds, minus the amount to be deducted under Paragraph 4.6, shall be deposited by Defendants Matrixx Initiatives, Inc. and Zicam LLC into the Escrow Account no later than twenty months after the initial settlement payment is made pursuant to Paragraph 4.2.. In the event that Defendants have exercised their right to void and cancel the Settlement Agreement pursuant to Paragraphs 2.5 or 3.3, no payment shall be made under this Paragraph.
          4.5. Any interest earned from the Escrow Account shall be made available for Plaintiffs’ Counsel to pay costs associated with administering, or payments to Plaintiffs or Claimants under, the Settlement Program. If Defendants exercise their right to cancel and void this Settlement Agreement, all interest shall be returned to Defendants Matrixx Initiatives, Inc. and Zicam LLC.
          4.6. No later than 5 p.m. (Pacific Standard Time) on January 20, 2011, Lead Plaintiffs’ Counsel shall provide to Lead Defense Counsel a list of each Plaintiff or Claimant who has opted not to participate in the Settlement Program. As to each Plaintiff or Claimant identified in Revised Schedule A who elected not to participate in the Settlement Program, Lead Plaintiffs’ Counsel shall provide to Lead Defense Counsel within thirty (30) calendar days of the Notification Date the amount that these individuals would qualify for under the Settlement Program if they had agreed to participate. To the extent that Defendants dispute the amount of the award based on the criteria used for allocating awards, Lead Plaintiffs’ Counsel and Defense Counsel agree to have the Third Party Administrator resolve the disputed amount. Defendants shall be entitled to a reduction in the amount of Settlement Funds to be deposited under Paragraph 4.4 for each Plaintiff or Claimant who opts not to participate in the Settlement Program. If the amount of the award is unknown based on the information available to Lead Plaintiffs’ Counsel, Defendants shall be entitled to a reduction in the amount of the Settlement Funds to be deposited under Paragraph 4.4 based on the average award for a Plaintiff or Claimant who used the same product and delivery device.
          4.7. No funds shall be paid from the Escrow Account to any Plaintiff, Claimant or counsel without the express consent of Lead Plaintiffs’ Counsel and Lead Defense Counsel.
     5. Settlement Program
          5.1. Plaintiffs’ Counsel will draft and develop a Settlement Program that sets forth eligibility criteria for payments that will be made to individual Plaintiffs and Claimants who enroll in the Settlement Program.

          5.2. Within twenty (20) calendar days of the Effective Date, Lead Plaintiffs’ Counsel will provide to Lead Defense Counsel the Settlement Program describing how Settlement Funds will be distributed to eligible Plaintiffs and Claimants.
          5.3 A Claims Committee to be selected by Lead Plaintiffs’ Counsel will be responsible for recommending allocations of the Settlement Funds to each Plaintiff and Claimant pursuant to the Settlement Program with the amounts to be approved by the Third Party Administrator.
     6. Known Plaintiffs and Claimants
          6.1. The undersigned Plaintiffs’ Counsel represent that as of the Effective Date they are not aware of any other cases or claims involving Zicam Cold Remedy or other Zicam products alleging loss of smell and/or taste other than those that will be identified on Revised Schedule A and agree to join all Plaintiffs and Claimants known as of the Effective Date on Revised Schedule A. Lead Plaintiffs’ Counsel for MDL Plaintiffs further represent that each Plaintiff’s and Claimant’s counsel with one or more Plaintiffs or Claimants on Revised Schedule A have represented that Revised Schedule A includes one hundred percent (100%) of all Plaintiffs and Claimants represented by his or her firm as of the Effective Date and that each Plaintiff’s and Claimant’s Counsel have represented that they agree to be bound by the terms of this Settlement Agreement.
     7. Medicare Eligibility
          7.1. Each Plaintiff or Claimant who elects to participate in the Settlement Program shall submit to Lead Defense Counsel full and complete responses to the questions set forth in Schedule C hereto within thirty (30) days of the Notification Date. No Settlement Funds may be distributed to any Plaintiff or Claimant who has not complied with this requirement.
     8. Releases and Dismissals
          8.1. Plaintiffs and Claimants who agree to participate in the Settlement Program will execute Releases and Dismissals as described in Paragraphs 8.2 and 8.3 below. Under no circumstances shall any payment from the Settlement Funds be made to a Plaintiff or Claimant who has not fully executed a Release and Dismissal and provided a signed copy to Lead Defense Counsel.
          8.2. Releases. Each Plaintiff and Claimant who has elected to participate in the Settlement Program shall execute a Release in the same form as set forth in Schedule D attached hereto and provide it to Lead Defense Counsel within thirty (30) calendar days of the Notification Date.
          8.3. Dismissals. Each Plaintiff who has agreed to participate in the Settlement Program shall complete and execute a Dismissal in the same form as set forth in Schedule E attached hereto and provide it to Lead Defense Counsel within thirty (30) calendar days of the Notification Date. Defense Counsel shall not file the Dismissal with the Court until final payment is disbursed to the Plaintiff or Claimant under the Settlement Program. Lead Plaintiffs’ Counsel shall notify Lead Defense Counsel within five (5) calendar days after a check is issued from the Escrow Account to individual Plaintiffs and Claimants as payment under the Settlement Program.
     9. Confidentiality
          9.1. Plaintiffs, Claimants and their counsel shall maintain in strict confidence any and all information disclosed to them by Defendants or their counsel in the negotiations leading to this settlement, the contents of the Release and the consideration that may be paid to the Plaintiff or Claimant, and shall take every reasonable precaution to prevent disclosure of such information to third parties, except as may be disclosed pursuant to Paragraph 8.2. Plaintiffs and Claimants shall strictly comply with the confidentiality provisions of their Release. Plaintiffs and Claimants shall refrain from making, causing to be made, or participating in making of any public announcements concerning their lawsuit or their settlement, and shall refrain from contacting, causing another to contact, or participating in the dissemination of information concerning their lawsuit or their settlement to the news media, any attorney or organization or attorneys, or any consumer organization, except as permitted under Paragraph 9.2. Plaintiffs and Claimants shall cooperate in efforts to preserve confidentiality of this settlement.
          9.2. The Parties and their counsel shall not issue any press releases or have any communications to the public concerning this Settlement Agreement except (1) as agreed to by the Parties, (2) where Defendants or their counsel determine it is necessary or appropriate to comply with reporting requirements of the Securities and Exchange Commission, or (3) as required by the Court. The Parties agree to draft a joint press release briefly describing that a settlement has been reached.
     10. Notices
          10.1. All notices, demands or other communications in connection with this Settlement Agreement shall be in writing and shall be deemed to have been given as of the second business day after emailing through electronic mail, addressed as follows:
     Lead Counsel for MDL Plaintiffs
Charles Zimmerman
Zimmerman Reed, PLLP
14646 North Kierland Boulevard, Ste 145
Scottsdale, AZ 85254
Telephone: (480) 348-6400
Facsimile: (480) 348-6415
Charles.zimmerman@zimmreed.com

     Lead Counsel for Arizona Plaintiffs
Stephen I. Leshner
Stephen T. Leshner, P.C.
1440 E. Missouri Ave., Ste. 265
Phoenix, AZ 85014
Telephone: (602) 266-9000
Facsimile: (602) 266-9134
stevesteveleshner.com
     Lead Counsel for California Plaintiffs
Steven J. Skikos
Skikos, Crawford, Skikos Joseph & Millican LLP
625 Market Street, 11th Floor
San Francisco, CA 94105-3302
Telephone: (415) 546-7300
Facsimile: (415) 546-7301
sskikos@skikoscrawford.com
     Lead Counsel for Defendants
Charles Preuss
Alan Lazarus
Drinker Biddle & Reath LLP
50 Fremont Street, 20th Floor
San Francisco, CA 95105
Telephone: (415) 591-7500
Fax: (415) 591-7510
Email: alan.lazarus@dbr.com
     11. Settlement Efforts
          11.1. The Parties acknowledge and agree that there will need to be substantial efforts by all concerned to effectuate the terms of the Settlement Agreement. Plaintiffs’ counsel will seek a stay of any discovery, case specific or generic, or trials which are pending in any court while the parties continue their best efforts of the settlement of the claims subject to this Agreement.
     12. Miscellaneous
          12.1. This Settlement Agreement and all negotiations, statements and proceedings in connection herewith shall not, in any event, be construed or deemed to be evidence of an admission or concession on the part of the Plaintiffs, any Defendants, any of the Releasees, or any other person as an admission of liability or wrongdoing by them, or of the merit of any claim or defense, and shall not be offered into evidence in any action or proceeding (except an action or proceeding to enforce this Settlement Agreement) or be used in any way as an admission, concession or evidence of any liability or wrongdoing of any nature, and shall not be construed or deemed to be evidence of, an admission or concession that the Plaintiffs or any other person has or has not suffered any damages, except that the Defendants and Releasees may file this Settlement Agreement in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other similar theory of claim preclusion or issue preclusion or similar defense or counterclaim.
          12.2. The Parties agree that the terms and conditions of this Settlement Agreement are the result of lengthy, intensive arms-length negotiations between the Parties and that this Settlement Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or his, her or its counsel participated in the drafting of this Settlement Agreement. This is an integrated agreement. All terms of this Settlement Agreement shall be governed by and interpreted according to the substantive laws of Arizona without regard to its choice of law or conflict of law principles.
          12.3. The Parties acknowledge that it is their intent to consummate this Settlement Agreement and agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Settlement Agreement and to exercise their reasonable best efforts to accomplish the forgoing terms and conditions of this Settlement Agreement.
          12.4. This Settlement Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements or understandings between the Parties.
          12.5. The terms and provisions of this Settlement Agreement may be amended or modified only by a written agreement which is signed by counsel for the Parties who have executed this Settlement Agreement. No representations, warranties, or inducements have been made by any party concerning this Settlement Agreement other than the representations, warranties, and covenants contained and memorialized in this Settlement Agreement. Except as otherwise provided for herein, each party shall bear his, her, or its own costs.
          12.6. The Parties intend for this Settlement Agreement to be a final and complete resolution of all claims, known and unknown, of Plaintiffs and Claimants identified in Schedule A against any of the Defendants identified in Schedule B. The settlement compromises claims that are contested and shall not be deemed an admission by any Party as to the merits of any claim or defense.
          12.7. Defendants and Releasees may file this Settlement Agreement in any action that may be brought against them in order to support a defense, claim, or counterclaims based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
          12.8. Each counsel executing this Settlement Agreement hereby warrants that he or she has full authority to do so.

          12.9. This Settlement Agreement may be executed in counterparts, and when each party has assigned and delivered at least one such counterpart, each counterpart shall be deemed an original, and when taken together with other original counterparts, shall constitute one Settlement Agreement, which shall be binding upon and effective as to all Parties and the Settlement Class.
          12.10. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.
          12.11. The United States District Court for the District of Arizona shall retain exclusive jurisdiction over all matters relating to the implementation and enforcement of the Settlement Agreement.

Dated: December 13, 2010	LEAD COUNSEL FOR MDL PLAINTIFFS ZIMMERMAN REED P.L.L.P.
/s/ Charles S. Zimmerman
Charles S. Zimmerman

Dated: December 13, 2010	LEAD COUNSEL FOR ARIZONA PLAINTIFFS STEPHEN LESHNER, P.C.
/s/ Stephen Leshner
Stephen Leshner

Dated: December 13, 2010	LEAD COUNSEL FOR CALIFORNIA PLAINTIFFS SKIKOS CRAWFORD SKIKOS KOSEPH & MILLICAN LLP
/s/ Steven J. Skikos
Steven J. Skikos

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE NEBLETT, BEARD & ARSENAULT
/s/ Richard Arsenault
Richard Arsenault

[indicated by consent]

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE HARKE & CLASBY, LLP
/s/ Howard Bushman
Howard Bushman

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE SANDERS VIENER GROSSMAN, P.C.
/s/ Marc Grossman
Marc Grossman

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE LIEFF CABRASER HEIMANN & BERNSTEIN, LLP
/s/ Kent L. Klaudt
Kent L. Klaudt

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE HARWOOD FEFFER, LLP
/s/ Jeffrey Norton
Jeffrey Norton

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE SAUNDERS & WALKER, PA
/s/ Joseph Saunders
Joseph Saunders

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE SEEGER SALVAS, LLP
/s/ Kenneth Seeger
Kenneth Seeger

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE MOTLEY RICE
/s/ Fred Thompson, III
Fred Thompson, III

Dated: December 13, 2010	PLAINTIFFS’ STEERING COMMITTEE AYLSTOCK, WITKIN, KREIS & OVERHOLTZ, PLLC
/s/ Justin Watkins
Justin Watkins

Dated: December 13, 2010	PLAINTIFFS’ COUNSEL THOMAS & WAN
/s/ Michelle Wan
Michelle Wan

Dated: December 13, 2010	PLAINTIFFS’ COUNSEL THE LANIER FIRM
/s/ Rick Meadow
Rick Meadow

Dated: December 13, 2010	LEAD DEFENSE COUNSEL DRINKER BIDDLE & REATH LLP
/s/ Alan J. Lazarus
Charles Preuss
Alan Lazarus

Dated: December 13, 2010	DEFENSE COUNSEL OSBORN MALEDON
/s/ David Rosenbaum
David Rosenbaum

Dated: December 13, 2010	MATRIXX INITIATIVES, INC. AND ZICAM LLC
/s/ William J. Hemelt
William J. Hemelt
President of Matrixx Initiatives, Inc.